Exhibit 4.2

Description of THE REGISTRANT’S Securities

Registered under Section 12

of the Securities Exchange Act of 1934

(Class A Common Stock)

Cadence Bancorporation (the “Company,” “we,” “our” and “us”) has one class of securities registered with the Securities and Exchange Commission (the “SEC”) under Section 12 of the Securities Exchange Act of 1934, as amended: our Class A common stock, par value $0.01 per share. The following is a summary of our capital stock, including our Class A common stock, and certain terms of our third amended and restated certificate of incorporation (our “Certificate of Incorporation”) and our second amended and restated bylaws (our “Bylaws”). This discussion summarizes some of the important rights of our stockholders but does not purport to be a complete description of these rights and may not contain all of the information regarding our capital stock that is important to you. These rights can only be determined in full, and the descriptions herein are qualified in their entirety, by reference to federal and state banking laws and regulations, the Delaware General Corporation Law (the “DGCL”), and our Certificate of Incorporation and our Bylaws, copies of which are filed with the SEC as exhibits to our most recent Annual Report on Form 10-K and are incorporated herein by reference.

General

Our Certificate of Incorporation authorizes us to issue up to 300,000,000 shares of Class A common stock, $0.01 par value per share, 300,000,000 shares of Class B non-voting common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share.

No shares of our Class B non-voting common stock or our preferred stock are issued or outstanding.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “CADE.”  The transfer agent and registrar for our Class A common stock is Continental Stock Transfer & Trust Company.

Summary of Material Terms of Capital Stock

The following description summarizes the material terms of our capital stock. Because it is only a summary, it may not contain all the information that is important to investors.

Class A Common Stock and Class B Non-Voting Common Stock

All issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. All authorized but unissued shares of our common stock are available for issuance by our board of directors without any further stockholder action. Our Certificate of Incorporation provides that, except with respect to voting rights and conversion rights, our Class A common stock and Class B non-voting common stock are treated equally and identically.

Voting Rights. Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of Class A common stock possess all voting power for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our Certificate of Incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment. Holders of Class A common stock are entitled to one vote per share on matters to be voted on by stockholders. Holders of Class B non-voting common stock have no voting power, and have no right to participate in any meeting of stockholders or to have notice thereof, except as required by applicable law and except that any action that would significantly and adversely affect the rights of the Class B non-voting common stock with respect to the modification of the terms of the securities or dissolution will require the approval of the Class B non‑voting common stock voting separately as a class.

Except as otherwise provided by law, our Certificate of Incorporation or our Bylaws, or in respect of the election of directors, all matters to be voted on by our stockholders are required to be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of an election of directors, where a quorum is present a plurality of the votes cast is sufficient to elect each director.

Conversion of Class B Non-Voting Common Stock. Each share of Class B non-voting common stock will be convertible into a share of Class A common stock at the option of the holder; provided, however, that each share of Class B non-voting common stock will not be convertible in the hands of the initial holder and will only be convertible at the time it is transferred to a third party unaffiliated with such initial holder, subject to the transfer restrictions described in the next sentence, if and only to the extent such conversion would not, after giving effect to such conversion, cause the transferee (together with such transferee’s related persons and any persons with which such transferee is acting in concert) to own, control or have the power to vote shares of Class A common stock in excess of the ownership limit described below. Shares of Class B non-voting common stock may only be transferred through one or more of the following alternatives: (1) to an affiliate of a holder or to the Company, (2) in a widely dispersed public offering, (3) in a private sale in which no purchaser would acquire Class A common stock and/or Class B non-voting common stock in an amount that, after the conversion of such Class B non-voting common stock into Class A common stock, is (or represents) 2% or more of a class of our voting securities or (4) to a purchaser acquiring majority control of the Company notwithstanding such transfer.

Dividend Rights. Holders of Class A common stock and Class B non-voting common stock are equally entitled to ratably receive dividends if, as and when declared from time to time by our board of directors at its own discretion out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s net assets can be measured in a number of ways and may not necessarily equal their book value.

Liquidation Rights. Upon liquidation, dissolution or winding up, the holders of Class A common stock and Class B non-voting common stock will be equally entitled to receive ratably the assets available for distribution to the stockholders after payment of all liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

Other. Neither the Class A common stock nor the Class B non-voting common stock has any preemptive or conversion rights pursuant to the terms of our Certificate of Incorporation and Bylaws (other than the right of holders of shares of Class B non-voting common stock to convert such shares into shares of Class A common stock). There are no redemption or sinking fund provisions applicable to our common stock. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Preferred Stock

Pursuant to our Certificate of Incorporation, shares of preferred stock are issuable from time to time, in one or more series, with the designations of the series, the voting rights of the shares of the series (if any), the powers, preferences and relative, participation, optional or other special rights (if any), and any qualifications, limitations or restrictions thereof as our board of directors from time to time may adopt by resolution (and without further stockholder approval), subject to certain limitations. Each series will consist of that number of shares as will be stated and expressed in the certificate of designations providing for the issuance of the stock of the series.

Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

Certain provisions of Delaware law and certain provisions that are included in our Certificate of Incorporation and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our Certificate of Incorporation includes provisions that permit our board of directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Classified Board

Our Certificate of Incorporation provides that our board of directors shall be divided into three classes, designated Class I, Class II and Class III, until our annual meeting of our stockholders to be held in 2023. Class I directors shall be elected at the annual meeting of our stockholders to be held in 2021 for a one-year term, and they and any successors shall stand for re-election at the annual meeting of our stockholders to be held in 2022; Class II directors shall serve out their current three-year terms, and they and any successors shall stand for re-election to a one-year term at the annual meeting of our stockholders in 2022; and Class III directors shall serve out their current three-year terms, and they and any successors shall stand for re-election to a one-year term at the annual meeting of our stockholders in 2023. At each annual meeting of our stockholders commencing with the annual meeting of stockholders to be held in 2023, each director shall be elected for a one-year term, and, from that point forward, each director shall have a one-year term and shall hold office until his or her term expires at the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified, subject to his or her earlier death, resignation or removal. So long as our board of directors is classified, if the number of directors is changed, any increase or decrease shall be apportioned among the classes in such a manner as the board of directors shall determine so as to maintain the number of directors in each class as nearly equal as possible.

Removal of Directors

Any director who, prior to the 2020 annual meeting of our stockholders, was elected to a three-year term that continues beyond the date of the 2020 annual meeting of stockholders (a “Classified Director”) may be removed from office during such term only for cause, and only by the affirmative vote of the shares then entitled to vote at an election of directors.  Any director who is not a Classified Director may be removed from office by our stockholders with or without cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

Director Vacancies and Newly Created Directorships

Vacancies and newly created directorships on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board, and any director so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which his or her term expires and until such director’s successor shall have been duly elected and qualified.

No Cumulative Voting

Our Certificate of Incorporation provides that stockholders do not have the right to cumulative votes in the election of directors.

Special Meetings of Stockholders

Our Certificate of Incorporation and Bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called only by any officer at the request of a majority of our board of directors, by the chairperson of the board of directors or by our Chief Executive Officer.

Advance Notice Procedures for Director Nominations

Our Bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders must provide timely notice thereof in writing. With respect to an annual meeting of stockholders, to be timely, a stockholder’s notice generally (subject to certain exceptions) must be delivered to the Secretary of the Company at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting of stockholders.  With respect to a special meeting of stockholders, to be timely, a stockholder’s notice shall be delivered to the Secretary at our principal executive offices not earlier than the close of business on the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our board to be elected at such meeting.  Although the Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates to be elected at an annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Action by Written Consent

Our Certificate of Incorporation and Bylaws provide that any action to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent.

Amending our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation may be amended or altered in any manner provided by the DGCL. Additionally, our Certificate of Incorporation provides that our Bylaws may be amended, altered or repealed by the board of directors by a majority vote.

Authorized but Unissued Shares

Our authorized but unissued shares of Class A common stock, Class B non-voting common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Jurisdiction

Our Certificate of Incorporation provides that the Delaware Court of Chancery shall be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty, and any action asserting a claim pursuant to the DGCL, our Certificate of Incorporation, our Bylaws or under the internal affairs doctrine.

Business Combinations with Interested Stockholders

We do not elect in our charter not to be subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers of such corporation and (B) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of such corporation not owned by the interested stockholder.